Exhibit 10.1
SETTLEMENT, RELEASE AND LICENSE AGREEMENT

This Settlement, Release and License Agreement ("Agreement") is entered into between Melvino Technologies Limited, a corporation organized under the laws of British Virgin Islands of Tortola and having a place of business at P.O. Box 3174, Palm Chambers, 197 Main Street, Road Town, Tortola, British Virgin Islands ("Melvino") and ArrivalStar S.A., a corporation organized under the laws of Luxembourg and having offices at 127 rue du Muhlenbach, L-2168, Luxembourg ("ArrivalStar"), on the one hand (together sometimes referred to as the "Patent Holders"), and EarthSearch Communications International, lnc.(referred to as "Licensee") (all collectively referred to herein as the "Parties.")

WHEREAS, Melvino owns all right, title and interest in, and/or has the right to license, the patents identified in Schedule A attached hereto, including any continuations, continuations-in-part, divisionals, re-issues or re-examinations of such patents, including any counterparts thereof in any country of the world in which there are counterparts of the foregoing U.S. patents (collectively, the "ArrivalStar Patents"), and ArrivalStar is the exclusive licensee of the ArrivalStar Patents, with the right to sub-license all ArrivalStar Patents.

WHEREAS, Patent Holders assert that certain products and/or services made, used, sold and/or offered for sale by Licensee infringe certain claims of the ArrivalStar Patents;

WHEREAS, Licensee wishes to obtain a license and release for any and all past, present, and future actions with respect to the ArrivalStar Patents, and the Patent Holders are willing to grant such a license and release under the terms hereof;

NOW, THEREFORE, in accordance with the foregoing recitals, and in consideration of the mutual covenants contained herein, the Patent Holders and Licensee agree as follows:

1a. "Patent Holders" means Melvino Technologies Limited, a corporation organized under the laws of British Virgin Islands of Tortola and having a place of business at P.O. Box 3174, Palm Chambers, 197 Main Street, Road Town, Tortola, British Virgin Islands and ArrivalStar S.A., a corporation organized under the laws of Luxembourg and having offices at 127 rue du Muhlenbach, L-2168, Luxembourg.

1b. "ArrivalStar Patents" means all patents owned, licensed, or controlled by the Patent Holders including but not limited to the patents identified in Schedule A attached hereto, including any continuations, continuations-in-part, divisionals, re-issues, re-examinations, renewals, extensions, and parents of such patents, and including any counterparts thereof in any country of the world in which there are counterparts of the foregoing U.S. patents, and also including without limitation, any and all current or future worldwide patents and patent applications and all corresponding foreign patents and patent applications and any continuations, continuations-in-part, divisionals, re-issues, re-examinations, renewal, extensions, or parent thereof that are directed to information systems or methods, or communications systems, or methods, for the transportation, logistics, shipping, warehousing, cargo, and/or parcel delivery industries that are owned by (now or hereinafter) or exclusively licensed to (now or hereinafter) Melvino, ArrivalStar, their subsidiaries, Affiliates or principals, assigns and successors.

2. "Affiliates" as used herein means, with respect to each party, any person, corporation, partnership, trust, or other entity, existing or which has yet to exist, that, directly or indirectly, legally or beneficially, owns, is/will be owned by, or is/will be under common ownership with the party or the party's ultimate parent. For purposes of the foregoing, "own", "owned", or "ownership" means holding ownership of, or the right to vote, fifty percent (50%) or more of the voting stock or ownership interest entitled to elect a board of directors or a comparable managing authority.

3. Patent Holders warrant and represent that (a) except as stated below with respect to WNS Holdings LLC, they exclusively own the entire right, title, and interest in, and have the exclusive and entire right to enforce and license, the United States ArrivalStar Patents identified in Schedule A; (b) they have the right to license the Worldwide Patents identified in Schedule A; (c) they have the right to enter into this Agreement; (d) there are no liens, conveyances, mortgages, assignments, encumbrances or other agreements to which Patent Holders are a party or by which they are bound, which would prevent or impair the full exercise of all substantive rights granted to Licensee, its subsidiaries, and its Affiliates by Patent Holders pursuant to the terms of the Agreement; and (e) they have not assigned or transferred to any other person or entity any of their claims, demands or causes of action settled and released herein. Patent Holders warrant that no other entity or individual including but not limited to ArrivalStar Jersey Ltd., Noticom International, LLC, LaBarge, Inc., WNS Holdings, LLC, Global Research Systems, Inc. and the inventors holds any right, title or interest in or to any of the patents identified in Schedule A or to any corresponding foreign patents and patent applications or any continuations, continuations-in-part, divisionals, re-issues, reexaminations, renewals, extensions, or parents thereof, except that Patent Holders represent that WNS Holdings LLC holds an interest in two of the patents identified in Schedule A with an asterisk (*). Patent Holders represent that said interest of WNS Holdings LLC does not preclude Patent Holders from licensing the subject patents to Licensee, its subsidiaries and its Affiliates or otherwise from entering into this Agreement and granting the warranties, releases, licenses and covenants included herein.

4. The terms, provisions and payments set forth in this agreement are not and shall not be construed as an admission by Licensee of the infringement, validity, or enforceability of the ArrivalStar Patents.

5. In full settlement all claims asserted by and/or which could have been asserted by Patent Holders against Licensee in connection with the ArrivalStar Patents in civil action 1:10-cv-04349 filed July 13, 2010 in the United States District Court for the Northern District of Illinois, and in full consideration of the license, releases, and covenants in this Agreement, Licensee shall pay the sum of fifteen thousand dollars (US$15,000) ("the Settlement Amount"), which shall be due by September 30, 2010 to Patent Holders and their attorneys, Dowell Baker, P.C., to the following client trust account:

First Merchants Bank
ABA No. 074900657
Credit to Lafayette Bank and Trust — Lafayette, Indiana
Account No. 9009108
Dowell Baker, P.C. Client Trust IOLTA Account
Account No. 9000201658

6. So long as Licensee's sales of GPS-related vehicle tracking software and services remain less than two million dollars (US$2,000,000) per fiscal year, no additional payments from Licensee to Patent Holders shall be due, except as provided in Paragraph 10. In the event that Licensee's sales of GPS-related vehicle tracking software and services exceed two million dollars (US$2,000,000) in any fiscal year, an additional payment of twenty-five thousand dollars (US$25,000) shall be immediately due and payable to Patent Holders and their attorneys, Dowell Baker, P.C., to the client trust account listed in Paragraph 5. Such payment pursuant to this paragraph shall be due and payable only a single time, and not in subsequent years if Licensee's sales of GPS-related vehicle tracking software and services continue to exceed two million dollars (US$2,000,000) per fiscal year, except as provided in Paragraph 7. As used herein, "GPS-related vehicle tracking software and services" shall be limited to software and services tracking vehicle mounted GPS hardware and shall not include hardware sales.

7. In the event that Licensee's sales of GPS-related vehicle tracking software and services exceed four million dollars (US$4,000,000) in any fiscal year, an additional payment of seventy-five thousand dollars (US$75,000), minus any payment already made pursuant to Paragraph 6, shall be immediately due and payable to Patent Holders and their attorneys, Dowell Baker, P.C., to the client trust account listed in Paragraph 5. Such payment pursuant to this paragraph shall be due and payable only a single time, and not in subsequent years if Licensee's sales of GPS-related vehicle tracking software and services continue to exceed four million dollars (US$4,000,000) per fiscal year. "GPS-related vehicle tracking software and services" shall be limited to software and services tracking vehicle mounted GPS hardware and shall not include hardware sales.

8. Patent Holders grant to Licensee, its subsidiaries, and Affiliates, a fully paid-up, worldwide, irrevocable, non-exclusive, non-transferable (except as set forth below) right and royalty-free license to the ArrivalStar Patents in connection with any product, service, or systems provided or developed by or for Licensee, either now existing or later developed. Such license shall be deemed to extend to and include an immunity from suit against all past, present and future customers, suppliers, sublicensees, consultants and users of any product, service, or system provided by or for Licensee but solely with respect to such product, service, or system of Licensee. Patent Holders shall not enter into any agreement or take any action which would interfere with the release, covenants not to sue and license grants in this Agreement.

9. Patent Holders do hereby release, forever discharge, and covenant not to sue Licensee from any and all claims, actions, causes of action, suits, damages, injuries, duties, rights, obligations, liabilities, adjustments, responsibilities, judgments, trespasses, and demands, whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected to exist, now existing or later acquired, which were made or could have been made or may be made in the future by Patent Holders relating to the ArrivalStar Patents. This release is not intended and shall not be construed to affect Patent Holders' claims (including claims for patent infringement) against any other current or future alleged infringer of the ArrivalStar Patents.

10. Except as defined in paragraph 8, the releases and license set forth above are assignable and transferable by Licensee only in the case of a merger or sale of all or substantially all of its assets or stock, in the case of an acquisition of Licensee or to a subsidiary or a present or future Affiliate of licensee, and only upon a an additional payment of eighty-five thousand dollars (US$85,000), minus any payments already made pursuant to Paragraphs 6 and/or 7, to Patent Holders and their attorneys, Dowell Baker, P.C., to the client trust account listed in Paragraph 5. Such payment pursuant to this paragraph shall be due and payable immediately upon any merger or sale, and shall be payable only a single time, and not in the event of any subsequent mergers or sales.

11. This Agreement shall be binding upon Melvino, ArrivalStar, their successors, principals and assigns as well as any future successor owner of the ArrivalStar Patents.

12. Each Party hereto warrants and represents to the others that (a) its execution of this Agreement has been duly authorized by all necessary corporate action of such Party; and (b) it has requisite legal rights necessary to grant the other Party all releases, covenants not to sue as set forth above.

13. The Parties agree that the terms of this Agreement will be treated as strictly confidential and maintained in confidence and will not be disclosed to any other person or entity except as may be required by law or pursuant to a protective order entered by a Court or tribunal. Licensee may represent that it is licensed under the ArrivalStar Patents without violating this confidentiality provision.

14. This Agreement will become binding and effective upon the exchange of facsimile or email copies of the required signatures.

WHEREFORE, the Parties hereby acknowledge their agreement and consent to the terms and conditions set forth above through their respective signatures as contained below and each Party represents and warrants that the representatives signing below have the authority to legally bind such Party:

MELVINO TECHNOLOGIES LIMITED ______________________________	EARTHSEARCH COMMUNICATIONS INTERNATIONAL, INC. /s/ Kayode Aladesuyi

Dated: ________________________	Dated: 9/1/2010

Its: ___________________________	Its: CEO

ARRIVALSTAR S.A.

______________________________

Dated:  ________________________

Its:  ___________________________

Schedule A
United States Patents

1.	5,400,020
2.	5,444,444*
3.	5,623,260
4.	5,648,770*
5.	5,657,010
6.	5,668,543
7.	6,278,936
8.	6,313,760
9.	6,317,060
10.	6,363,254
11.	6,363,323
12.	6,411,891
13.	6,415,207
14.	6,486,801
15.	6,492,912
16.	6,510,383
17.	6,618,668
18.	6,683,542
19.	6,700,507
20.	6,714,859
21.	6,741,927
22.	6,748,318
23.	6,748,320
24.	6,763,299
25.	6,763,300
26.	6,804,606
27.	6,859,722
28.	6,904,359
29.	6,952,645
30.	6,975,998
31.	7,030,781
32.	7,089,107
33.	7,191,058
34.	7,400,970

Worldwide Patents

AT 257265
AT 273547
AU 2608700
AU 3393300
AU 3998401
AU 6284999
AU 6404799
AU 6453598
AU 7391696
BR 0007537
BR 0008670
BR 9808005
CA 2267206
CA 2283239
CA 2360288
CA 2363556
CA 2528647
CN 1345413
DE 60104824
DE 69631255
EP 0929885
EP 0966720
EP 1261902
EP 1264296
MXPA01008914
WO 9814926
WO 0019171
WO 0019170